Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crawford & Company Non-Employee Director Stock Plan (as amended and restated May 10, 2024) of our reports dated March 4, 2024, with respect to the consolidated financial statements of Crawford & Company and the effectiveness of internal control over financial reporting of Crawford & Company included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 5, 2024